Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Form 1-A/A of our report dated June 20, 2025, relating to the financial statements of Opti-Harvest, Inc. as of December 31, 2024 and 2023, and for the years then ended (which report includes an explanatory paragraph relating to the substantial doubt about Opti-Harvest, Inc.’s ability to continue as a going concern). We also consent to the reference to our firm under the caption “Experts”.

 /s/ Weinberg & Company P.A.

Los Angeles, California

June 20, 2025